Exhibit 99.1

[ANNAPOLIS BANCORP LOGO]

NEWS RELEASE

For Immediate Release	Contact: Richard M. Lerner
July 24, 2003	(410) 224-4455

2nd Quarter Earnings Up 75% at Annapolis Bancorp

Annapolis, MD, July 24, 2003 –Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $402,000 ($0.13 per basic and diluted share) for the 2nd quarter of 2003, up from $230,000 ($0.07 per basic and diluted share) in the 2nd quarter of last year. Net income for the six months ended June 30, 2003 totaled $726,000 ($0.24 per basic and diluted share) compared to $375,000 ($0.12 per basic and diluted share) for the same period in 2002.

“Profitability continues to improve at Annapolis Bancorp despite an ever-tightening net interest margin,” said Chairman and CEO Richard M. Lerner. “By steadily growing our loan portfolio and consistently increasing noninterest income, we have been able to overcome the effects of margin compression—and we’ve done so while maintaining sound asset quality and delivering unsurpassed customer service.”

Total assets expanded to $238.5 million at June 30, 2003 from $200.1 million at December 31, 2002. The $38.4 million increase resulted largely from the generation of $30.4 million in new deposits and the issuance of $5.0 million of floating rate trust preferred securities in the 1st quarter. The bulk of the deposit growth came in NOW accounts (up $10.8 million or 43.4%), certificates of deposit (up $10.5 million or 16.1%), and demand deposit accounts (up $5.0 million or 16.9%). The influx of deposits helped fund $7.7 million in year-to-date loan growth, while the balance was invested in securities (up $15.6 million or 77.2%) and federal funds sold (up $12.5 million or 85.6%).

Total gross loans grew at a pace of 5.2% in the first six months of 2003. New loan production remained robust, but was offset by some unusually large loan payoffs in the 2nd quarter. “Strategically, we elected not to fix longer-term rates at today’s historically low levels,” said Lerner. “As a result, we did lose some loan business to aggressive competitors who were apparently willing to take on greater interest rate risk.”

“We may have lost a few transactions, but the relationships remain intact,” Lerner added. “Our customers understand that the Bank has to act in its long-term economic interest, and we respect the fact that our customers must do the same, even if it occasionally results in forgone lending opportunities.”

Portfolio growth since December 31, 2002 came mainly in commercial loans (up $5.1 million or 15.7%) and installment loans (up $4.1 million or 28.5%). Construction loan balances fell by $5.8 million or 23.2% in the same six month period as weather conditions delayed new starts and inhibited progress on existing projects.

At the end of the 2nd quarter, total stockholders’ equity amounted to $16.0 million, up 6.0% from $15.1 million at December 31, 2002. Book value per share at June 30, 2003 was $5.29.

Interest income on loans improved by $226,000 or 9.8% in the 2nd quarter over the same period last year, as increased volume counteracted a reduction in overall yield on the loan portfolio (6.64% vs. 7.08% in the 2nd quarter of 2002). Investment income held steady compared to the same quarter last year, as did total interest expense, and as a result, net interest income was up by $231,000 or 13.0% despite further contraction in the net interest margin (3.93% vs. 4.27% in the 2nd quarter of 2002).

Net recoveries in the 2nd quarter of $18,000 precluded the need to record a provision for loan losses. The allowance for credit losses at June 30, 2003 stood at $1,605,000 (1.04% of total gross loans) and provided 54:1 coverage of nonperforming assets of $30,000 (0.02% of total gross loans).

Noninterest income grew at a double-digit rate for the ninth consecutive quarter. Up $164,000 or 45.7% compared to the 2nd quarter of 2002, noninterest income continued to benefit from the booming housing and refinance markets, as fees earned on brokered mortgage loans rose by 186.0%. Continuing growth in transaction-based service charges generated one-third of the increase in noninterest income.

Noninterest expense for the quarter rose by $124,000 or 6.9% compared to the three month period ended June 30, 2002.

For the six months ended June 30, 2003, total interest income increased by $459,000 or 8.8% compared to the same period in 2002. Total interest expense decreased by $32,000 or 1.8%, resulting in a $491,000 or 14.1% improvement in net interest income before a provision for credit losses of $25,000. Noninterest income rose by $294,000 or 43.4% and noninterest expense was up $206,000 or 5.8%.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “plans,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Annapolis Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

as of June 30, 2003 and December 31, 2002

(in thousands)

	(unaudited) June 30,				(audited) December 31, 2002
	2003	2000	Change	%
Assets
Cash and due	$10,166	$4,319	$5,847	135.38%	$6,725
Federal funds sold	27,157	13,030	14,127	108.42%	15,529
Investments	35,765	30,642	5,123	16.72%	20,207
Loans, net of allowance	153,403				145,735
Acc int rec	736	815	(79)	(9.69%)	732
Def inc taxes	322	351	(29)	(8.26%)	363
Premises and equip	6,983	2,725	4,258	156.26%	7,114
Cash surrender value of BOLI	3,296				3,223
Other assets	658	739	(81)	(10.96%)	488

Total Assets	$238,486	$132,499	$105,987	79.99%	$200,116

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$34,560	$11,960	$22,600	188.96%	$29,534
Interest bearing	159,855	95,646	16,350	17.09%	134,455

Total deposits	194,415				163,989
Sec under agree to repurchase	12,445				10,500
Other borrowed funds	10,000				10,000
Junior subordinated debentures	5,000				—
Acc int & acc exp	663	612	51	8.33%	549

Total Liabilities	222,523	119,669	102,854	85.95%	185,038

Stockholders’ Equity
Common stock	30	23	7	30.43%	30
Paid in capital	12,885	13,192	(307)	(2.33%)	12,859
Undivided profits	2,756	(335)	3,091	(922.69%)	2,030
Comprehensive income	292	(50)	342	(684.00%)	159

Total Equity	15,963	12,830	3,133	24.42%	15,078
Total Liabilities and Equity	$238,486	$132,499	$105,987	79.99%	$200,116

Annapolis Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

for the Three and Six Month Periods Ended June 30, 2003 and 2002

(unaudited)

(in thousands, except Per Share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Interest income
Loans	$2,539	$2,313	$5,059	$4,466
Investments	288	301	482	649
Federal funds sold	67	53	122	90

Total int inc	2,894	2,667	5,663	5,205

Interest expense
Deposits	657	748	1,312	1,540
Sec sold under agree to repurch	51	61	100	117
Borrowed funds	114	75	226	75
Junior debentures	58	—	61	—

Total int exp	880	884	1,699	1,732
Net int inc	2,014	1,783	3,964	3,473

Provision	—	—	25	—

Net int inc after prov	2,014	1,783	3,939	3,473

Non Interest income
Service charges	268	210	497	401
Mortgage banking	143	50	249	103
Other fee income	112	99	226	174

Total nonint inc	523	359	972	678

NonInterest expense
Personnel	1,028	970	2,092	1,931
Occ and equip	241	235	486	460
Data processing exp	209	193	412	388
Other operating exp	438	394	796	801

Total nonint exp	1,916	1,792	3,786	3,580

Income before taxes	621	350	1,125	571
Income tax expense	219	120	399	196

Net income	$402	$230	$726	$375

Basic EPS	$0.13	$0.07	$0.24	$0.12

Diluted EPS	$0.13	$0.07	$0.24	$0.12

Book value per share	$5.29	$4.71	$5.29	$4.71

Avg fully diluted shares	3,051,361	3,030,413	3,048,052	3,024,391

Return on avg assets	0.71%	0.50%	0.68%	0.43%
Return on avg equity	10.21%	6.54%	9.43%	5.40%
Net interest margin	3.93%	4.27%	4.07%	4.34%

Allow for credit losses to loans	1.04%	1.15%	1.04%	1.15%
Nonperforming to gross loans	0.02%	0.15%	0.02%	0.15%
Net charge-offs to avg loans	(0.01%)	(0.01%)	0.00%	0.01%